CONSIDERATION AND NEW TECHNOLOGY AGREEMENT

This Agreement is effective as of April 1, 2005.

Private joint-stock company "BAM" - having a principal place of business at
Pskovskaya Str., 17, St. Petersburg 190 121, Russia (hereinafter referred to as
"BAM") represented by General Director Mark B. Balazovsky, who acts in accordance with Regulations, and Novelos Therapeutics, Inc., a Delaware corporation, having a principal place of business at One Gateway Center, Suite
504, Newton, MA 02458, USA (hereinafter referred to as "NOVELOS") represented by
President Harry S. Palmin, who acts in accordance with Regulations, entered into the following Agreement:

BACKGROUND:

NOVELOS and BAM entered into a TECHNOLOGY, ASSIGNMENT, LEGAL PROTECTION, AND
CONSIDERATION AGREEMENT ("Former Agreement") on June 20, 2000. The Former
Agreement facilitated NOVELOS' acquisition of NOVELOS Technology and NOVELOS
Patent Rights in NOVELOS Territories from BAM. The parties acknowledge that their mutual obligations under the Former Agreement have been satisfactorily performed in full to date. The intent of this Agreement is to establish the relationship between NOVELOS and

BAM going forward from the date hereof.

DEFINITIONS:

A. BAM Territory is the territory of Russian Federation and the Former Soviet
Union.

B. NOVELOS Territories include the entire world with the exception of BAM territories (Russian Federation and Former Soviet Union).

C. NOVELOS Technology shall include, in NOVELOS Territories, all confidential information, know-how, trade secrets, intellectual property rights of any nature, including NOVELOS Patent Rights. For clarification, Novelos Technology includes, in NOVELOS Territories, NOV-002/Glutoxim and NOV-205/Molixan, as well as the use of oxidized glutathione for medicinal purposes.

D. NOVELOS Patent Rights shall include, in NOVELOS Territories, all duly executed patent applications and patents, as well as certain disclosures on which patent applications have been prepared.

E. Valid Claim shall mean a claim of an issued and unexpired patents included within the NOVELOS Patent Rights which has not been held unenforceable, unpatentable or invalid in a final unappealed or

unappealable decision by a court or other government agency of competent jurisdiction.

F. BAM New Technology shall include all future, i.e. after the date of this
Agreement, developments (including preclinical and clinical data), discoveries or inventions made by BAM, and by other legal or physical entities who had agreements with BAM about the use of rights for their own inventions, whether patentable or not.

G. Net Sales Price shall mean the price invoiced by NOVELOS, its affiliates or licensees, to its purchasers, less normal allowances for goods returned. Net sales price relates to all sales and uses of NOVELOS Technology and NOVELOS
Patent Rights, except for reasonable numbers of samples, demonstrations, testing and public service distributions. Consideration shall be paid on the resale price of all affiliates and licensees. Sales shall be considered as made and consideration due thereon when billed out, or when shipped, or when paid for, whichever shall occur first.

H. NOVELOS Affiliate shall mean all corporations, firms, associations or other business entities, which, directly or indirectly, are controlled by NOVELOS, or are under common control with NOVELOS. For this purpose, the meaning of the word
"control" shall include, but not be limited to, ownership of 50 percent (50%) or more of the voting shares or interest of such corporation or other business entity.

I. Licensed Revenues shall mean consideration, other payment or consideration received by NOVELOS or its affiliates, from rights or licenses given to others under the NOVELOS Technology and NOVELOS Patent Rights, for the right to make, have made, use, offer for sale, sell or import products thereunder, use methods thereof, or other use of NOVELOS Patent Rights in NOVELOS Territories.

1. CONSIDERATION

NOVELOS, its affiliates or licensees, agree to pay BAM a running consideration based on the Net Sales Price (NSP) of products or uses covered by a Valid Claim or made by a method covered by a Valid Claim, in the country of manufacture, use or sale, of one and two tenths of a percent (1.2%). No double consideration shall be due on reassignment based on a third party contract. In addition, a one-time payment

of two million dollars ($2,000,000) for each new drug, manufactured using
NOVELOS Technology (including NOV-002/Glutoxim and NOV-205/Molixan), will be due eighteen (18) months after marketing approval is granted by the United States
Food and Drug Administration.
No consideration shall be due to BAM from other technologies that NOVELOS may in-license or develop in-house, which would differ from NOVELOS Technology as defined under this Agreement.

2.  ADDITIONAL CONSIDERATION

Additional consideration shall be due to BAM only in the case that NOVELOS receives Licensed Revenues and 1.2% consideration on NSP is not yet being paid.
In such case, NOVELOS shall owe BAM three percent (3%) of Licensed Revenues.
Further, Novelos will owe BAM an additional nine percent (9%) on such portion of
Licensed Revenues that exceeds all NOVELOS' expenditures to date, including but not limited to preclinical and clinical studies, testing, FDA and other regulatory agencies submission and approval costs, general and administrative costs, and patent expenses. No additional consideration shall be due to BAM if there is a running consideration of 1.2% of NSP, according to Section 1 above.
No additional consideration shall be due to BAM from other technologies that
NOVELOS may in-license or develop in-house, which would differ from NOVELOS
Technology as defined under this Agreement.

3.  CURRENCY

All payments called for in this Agreement shall be paid in United States
Dollars, payable at any bank designated in writing by BAM.

4. RIGHT OF FIRST OPTION AND FIRST REFUSAL

BAM grants NOVELOS exclusive rights of first option and first refusal regarding
BAM New Technology. Upon BAM presenting NOVELOS with a New Technology and the terms of acquisition or license, NOVELOS shall have ninety (90) days to evaluate the opportunity and exercise its exclusive right of first option. If NOVELOS does not exercise its option, and the New Technology is different from NOVELOS
Technology, BAM may seek a third party within NOVELOS Territories for such
New Technology. Provided however that, if BAM receives a firm proposal from a third party to undertake development, marketing, distribution and sale of the
New Technology in all or any part of NOVELOS Territory, then BAM shall deliver a written notice to NOVELOS providing all material details thereof, and

NOVELOS shall have a period of thirty (30) days thereafter to exercise its right of first refusal hereunder.

5.  JURISDICTION

This Agreement is deemed to be made in and shall be governed by and construed in accordance with Law of Commonwealth of Massachusetts and the United States of
America. Each party to this Agreement consent to and agree to be subject to venue and jurisdiction of Court of Commonwealth of Massachusetts, including the
United States Court in Massachusetts for purpose of any dispute arising out of or in connection with this Agreement.

6.  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. Each party acknowledges that the other party satisfactorily performed its obligations under the Former Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument and delivered as of the Effective Date.

BAM:
PRIVATE JOINT-STOCK COMPANY BAM -

By:   /s/ Mark B. Balazovsky
      ---------------------------
      Name:  Mark B. Balazovsky
      Title:    General Director

      NOVELOS:
      Novelos Therapeutics, Inc.

By:   /s/ Harry S. Palmin
      ---------------------------
      Name:  Harry S. Palmin
      Title:    President